CERTIFICATE OF ELIMINATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK,
SERIES B CONVERTIBLE PREFERRED STOCK
AND
SERIES C CONVERTIBLE PREFERRED STOCK
OF
SYNTHEMED, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The undersigned, Robert P. Hickey, does hereby certify that:

1. The undersigned is the duly elected President, CEO and CFO of SyntheMed, Inc., a Delaware corporation (the “Corporation”).

2. Pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), and by Section 151(g) of the General Corporation Law of the State of Delaware, on April 25, 2008 the Board adopted the following resolutions:

“RESOLVED, that the Board hereby eliminates the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of the Corporation, none of which is currently outstanding and none of which will be issued in the future, and that all matters set forth in the Certificate of Incorporation (including any certificate of designation) with respect to such Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock be eliminated from the Certificate of Incorporation of the Corporation; and it is

RESOLVED, that the appropriate officers of the Corporation be and they hereby are authorized and directed to prepare, execute and file a Certificate of Elimination of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock and to take such other actions as they in their sole discretion may deem necessary or appropriate to carry out the purposes of the foregoing resolution.”

3. Accordingly, all matters set forth in the Certificate of Incorporation with respect to the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of the Corporation (including the Certificates of Designations with respect to the Series A Convertible Preferred Stock filed on December 15, 2000, the Series B Convertible Preferred Stock filed on March 21, 2002 and the Series C Convertible Preferred Stock filed on March 26, 2003) be, and hereby are, eliminated from the Certificate of Incorporation.

The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of his own knowledge.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 20th day of May 2008.

s/ Robert P. Hickey
Robert P. Hickey President, CEO and CFO